Exhibit 3.1
                                                             -----------

                            ARTICLES OF AMENDMENT TO

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                         COUSINS PROPERTIES INCORPORATED


         Cousins Properties Incorporated, a corporation organized and existing under the laws of the State of Georgia, hereby certifies as follows:

         1. The name of the corporation is Cousins Properties Incorporated (the "Corporation").

         2. Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, these Articles of Incorporation amend the Restated Articles of Incorporation of the Corporation, as amended (the "Articles of Amendment"). These Articles of Amendment were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the
 Georgia Business Corporation Code on May 4, 1999.

         3. The Restated Articles of Incorporation of the Corporation as heretofore amended or supplemented are hereby further amended by amending paragraph A. to Article 4 to increase the number of shares of Common Stock, $1 par value per share, authorized for issuance from 50 million to 150 million shares. Paragraph A. to Article 4 shall hereafter read in its entirety as follows:
         "A. The Corporation shall have the authority to issue 150 million shares of Common Stock, $1 par value per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed."

         IN WITNESS WHEREOF, Cousins Properties Incorporated has caused this Articles of Amendment to be executed, its corporate seal to be affixed, and its seal and execution thereof to be attested, all by its duly authorized officers this 9th day of August, 1999.


                                            COUSINS PROPERTIES INCORPORATED



[CORPORATE SEAL]
                                            By:  /s/ Tom G. Charlesworth
                                                -----------------------------

Attest:                                         Name:  Tom G. Charlesworth
                                                Title:    Senior Vice Pres


By:   /s/ Jack A. Lahue
      ---------------------------
      Name:  Jack A. Lahue
      Title:    Asst. Secretary

                            ARTICLES OF AMENDMENT TO

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                         COUSINS PROPERTIES INCORPORATED


         Cousins Properties Incorporated, a corporation organized and existing under the laws of the State of Georgia, hereby certifies as follows:

         1. The name of the corporation is Cousins Properties Incorporated (the "Corporation").

         2. Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, these Articles of Incorporation amend the Restated Articles of Incorporation of the Corporation (the "Articles of Amendment"). These Articles of Amendment were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on April 21, 1998.

         3. The Restated Articles of Incorporation of the Corporation as heretofore amended or supplemented are hereby further amended by adding the following paragraph F. to Article 11:

                  "F. Nothing in these Articles of Incorporation shall preclude settlement of any transaction entered into through the facilities of the New York Stock Exchange."

         IN WITNESS WHEREOF, Cousins Properties Incorporated has caused this Articles of Amendment to be executed, its corporate seal to be affixed, and its seal and execution thereof to be attested, all by its duly authorized officers this 12 day of May, 1998.


                                      COUSINS PROPERTIES INCORPORATED



[CORPORATE SEAL]
                                      By:  /s/ Daniel M. DuPree
                                           -------------------------------------

Attest:                                    President and Chief Operating Officer


By:  /s/ Tom G. Charlesworth
     -----------------------
       Secretary

                    ARTICLES OF RESTATEMENT AND AMENDMENT TO

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                         COUSINS PROPERTIES INCORPORATED

         Cousins Properties Incorporated, a corporation organized and existing under the laws of the State of Georgia, hereby certifies as follows:

          1. The name of the corporation is Cousins Properties Incorporated (the "Corporation").

          2. Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, these Articles of Incorporation restate and amend the Restated Articles of Incorporation of the Corporation (the "Articles of Restatement and Amendment"). These Articles of Restatement and Amendment were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on April 29, 1997.

         3. The Restated Articles of Incorporation of the Corporation as heretofore amended or supplemented are hereby restated and further amended to read in their entirety as follows:

                              RESTATED AND AMENDED

                            ARTICLES OF INCORPORATION

                                       OF

                         COUSINS PROPERTIES INCORPORATED

                                       1.

                         The name of the Corporation is:
                         COUSINS PROPERTIES INCORPORATED

                                       2.

                 The Corporation shall have perpetual duration.

                                       3.

         The purposes of the Corporation shall be to engage in and carry on the businesses of buying, leasing and otherwise acquiring lands and interests in lands of every kind and description and wheresoever situated; buying, leasing and otherwise acquiring and constructing and erecting, or contracting for the construction and erection of buildings and structures in and on said lands for any uses or purposes; holding, owning, improving, developing, maintaining, operating, letting, leasing, mortgaging, selling or otherwise disposing of such property or any part thereof; equipping, furnishing and operating apartments, apartment houses, hotels, apartment hotels, restaurants, office buildings, shopping centers, warehouses or any other buildings or structures of whatsoever kind; to loan its funds to any person, firm or corporation, either with or without security; and to conduct any other businesses and engage in any other activities not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the Corporation shall have all powers necessary to conduct such businesses and engage in such activities, including, but not limited to, the powers enumerated in the Georgia Business Corporation Code or any amendment thereto.

                                       4.

(A) The Corporation shall have the authority to issue 50 million shares of Common Stock, $1 par value per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

(B) The Corporation shall have the authority to issue 20 million shares of Preferred Stock, $1.00 par value per share. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

     The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment that are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series (provided, however, that no such issuance or designation shall result in any holder of shares of Common Stock being in violation of the Limit provided for in Article 11.A.(1) or any Prior Owner being in violation of Article 11.A.(3), as applicable, or otherwise resulting in the Corporation failing to qualify as a REIT). Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

        (1) the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

        (2) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

        (3) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund or otherwise;

        (4) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class, classes or series, or any other security, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

        (5) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

        (6) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

        (7) restrictions on transfer to preserve the status of the C orporation as a REIT; and

        (8) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

                                       5.

         Shares of stock of the Corporation may be issued by the Corporation for such consideration as shall be fixed from time to time by the Board of Directors.

                                       6.

         No shareholder shall have any preemptive right to subscribe for or to purchase any shares of stock or other securities issued by the Corporation.

                                       7.

         Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation.

                                       8.

         The Corporation shall have the full power to purchase and otherwise acquire, and dispose of its own shares and securities granted by the laws of the State of Georgia. Shares of the Corporation's Common Stock acquired by the Corporation shall be treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration as shall be determined by the Board of Directors, unless or until the Board of Directors shall by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

                                       9.

(A) In addition to any affirmative vote required by law, by any other provision of these Restated and Amended Articles of Incorporation or by the Bylaws of the Corporation,

        (1) any merger or consolidation of the Corporation with or into any other corporation;

        (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation;

        (3) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or

        (4) any reclassification of securities of the Corporation or recapitalization or reorganization of the Corporation;

        shall require the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Common Stock of the Corporation.

(B) Any amendment of or addition to these Restated and Amended Articles of Incorporation or the Bylaws of the Corporation which would have the effect of amending, altering, changing or repealing this Article shall require the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Common Stock of the Corporation.

                                       10.

         No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of duty of care or other duty as a Director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended. Neither the amendment nor repeal of this Article 10 nor the adoption of any provision of these Restated and Amended Articles of Incorporation inconsistent with this Article shall eliminate or adversely affect any right or protection of a Director of the Corporation existing immediately prior to such amendment, repeal or adoption.

                                       11.

(C) So long as the Corporation desires to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and subject to the terms and provisions of this Article,

     (1) After December 31, 1986, shares of stock of the Corporation shall not be transferable to any Person (as defined in C., below) if such transfer would cause such person to be the Owner (as defined in C., below) of more than 3.9% in value of the outstanding shares, which shall include both Common Stock and Preferred Stock, of the Corporation (the "Limit"). After December 31, 1986, any transfer of shares either (a) on the books of the Corporation or (b) between stockholders or (c) among accounts of a record stockholder (each of (a) (b) and (c) is referred to as a "Record Transfer") which would cause an accumulation of shares by any Person in excess of the Limit and therefore violate the prohibition of this A.(1), shall be void, and the intended beneficial transferee (the "Record Transferee") of such shares shall acquire no rights in such shares.

     (2) Except for Persons who were Owners of shares in excess of the Limit as of the close of business on December 31, 1986 ("Prior Owners"), no Person shall at any time be the Owner of shares in excess of the
          Limit. The Board of Directors, in the exercise of its sole and absolute discretion, may exempt from the operation of A.(1) and A.(2) certain specified shares of stock of the Corporation proposed to be transferred to a Person who has provided the Board of Directors with such evidence, undertakings and assurances as the Board of Directors may require that such transfer to such Person of the specified shares of stock will not prevent the continued qualification of the Corporation as a REIT under the Code and the regulations thereunder. The Board of Directors may, but shall not be required to, condition the grant of any such exemption upon the obtaining of an opinion of counsel, a ruling from the Internal Revenue Service, assurances from one or more third parties as to future acquisitions of shares, or such other assurances as the Board of Directors may deem to be satisfactory.

     (3) After the close of business on December 31, 1986, no Prior Owner shall at any time become the Owner of any shares not Owned as of the close of business on December 31, 1986, except for shares received pursuant to pro rata stock splits, stock dividends or similar transactions, shares acquired pursuant to stock plans approved by the shareholders of the Corporation and shares acquired from a Person whose shares are attributed to such Prior Owner for purposes of determining whether the Corporation satisfies the requirement imposed on REITs under Section 856(a)(6) of the Code; provided, however, that a Prior Owner may become the Owner of shares not Owned as of the close of business on December 31, 1986 and not acquired in accordance with the first clause of this sentence (collectively, "Additional Shares") if immediately after the transaction in which such Prior Owner becomes the Owner of such Additional Shares, such Prior Owner will not Own a percentage of the value of the outstanding shares, which shall include both Common Stock and Preferred Stock, of the Corporation greater than the percentage of the value of the outstanding shares of the Corporation Owned by such Prior Owner as of the close of business on December 31, 1986, excluding, for the purpose of calculating such Prior Owner's Ownership percentage after such transaction, shares acquired by such Prior Owner since December 31, 1986 in transactions permitted under the first clause of this sentence. Any Record Transfer which would result in a transfer of shares to a Prior Owner after December 31, 1986, in violation of this A.(3), shall be void, and the Record Transferee shall acquire no rights in such shares.

     (4) If, notwithstanding the provisions hereof at any time after December 31, 1986, there is a Record Transfer in violation of the provisions hereof to a Person which, absent the prohibitions in A.(1), would have become an Owner of shares of the Corporation in excess of the Limit, or there is a Record Transfer in violation of the provisions hereof to a Prior Owner after December 31, 1986, which, absent the prohibitions of A.(3), would have resulted in a Prior Owner becoming the Owner of shares not Owned as of the close of business on December 31, 1986, those shares of the Corporation which are a part of the most recent Record Transfer and which are in excess of the Limit or are to or for the benefit of a Prior Owner after December 31, 1986, as the case may be, including for this purpose shares deemed Owned through attribution, shall constitute "Excess Shares."

     (5)  Excess Shares shall have the following characteristics:

          (a) Excess Shares shall be deemed to have been transferred to the Corporation as trustee (the "Trustee") of a trust (the
               "Trust") for           the  exclusive  benefit  of such  Person
               or Persons to whom the Excess Shares shall later be transferred pursuant to (b) or (e) below;

          (b) Subject to the Corporation's rights described in (e) below, an interest in the Trust (representing the number of Excess Shares held by the Trust attributable to the Record Transferee as a result of the Record Transfer that is void under A.(1) or A.(3) shall be freely transferable by the Record Transferee
               (i) at a price which does not exceed the price paid by the Record Transferee for the Excess Shares in connection with the Record Transfer, or (ii) if the shares become Excess Shares in a transaction otherwise than for value (e.g. by gift, devise or descent) at a price which does not exceed the Market Price on the date of the Record Transfer (in either case, the "Record Transfer Price"), provided, however, that the Excess Shares held in the Trust attributable to the Record Transferee would not constitute Excess Shares in the hands of the transferee of the interest in the Trust. Upon such transfer, the Excess Shares attributable to the Record Transferee shall be removed from the Trust and transferred to the transferee of the interest in the Trust and shall no longer be Excess Shares, and the Record Transferee's interest in the Trust shall be extinguished;

         (c) Excess Shares shall not have any voting rights, and shall not be considered for the purpose of any stockholder vote or determining a quorum at the annual meeting or any special meeting of stockholders, but shall continue to be reflected as issued and outstanding stock of the Corporation;

         (d) No dividends or other distributions shall be paid with respect to Excess Shares; any dividends paid in error to a Record Transferee prior to the discovery by the Corporation that the Record Transfer is void under A.(1) or A.(3) will be payable back to the Corporation upon demand; and

         (e) Excess Shares shall be deemed to have been ffered for sale to the Corporation or its designee at the lesser of the Record Transfer Price or the Market Price on the date of acceptance of the offer. The Corporation shall have the right to accept such offer for a period of ninety (90) days from (i) the date of the Record Transfer which, absent the provisions of A.(1) or A.(3), would have made the Record Transferee the holder of Excess Shares, if the Corporation has been given notice pursuant to B.(2) that such Record Transfer creates Excess Shares as of the date of such Record Transfer or (ii) the date the Board of Directors determines in good faith that a Record Transfer which, absent the provisions of A.(1) or A.(3 ), would have made the Record Transferee the holder of Excess Shares has taken place, if the Corporation does not receive such notice pursuant to B.(2). Prior to any transfer of an interest in the Trust pursuant to A.(5)(b), notice of the transfer must be given to the Corporation by the Record Transferee, and the Corporation must (i) waive in writing its right to accept the offer described in this A.(5)(e) and (ii) make a good faith determination that the Excess Shares held in the Trust attributable to the Record Transferee would not constitute Excess Shares in the hands of the transferee of the interest in the Trust.

     (6) If, notwithstanding the provisions of A.(1) and A.(3), (i) any Person acquires shares in excess of the Limit or (ii) any Prior Owner acquires additional shares after December 31, 1986, in violation of the provisions hereof, and the Corporation would have qualified as a REIT but for the fact that more than 50% in value of its shares are held by five or fewer individuals in the last half of the taxable year in violation of the requirements of the Code, then that Person, and any legal entities which constitute that Person, shall be jointly and severally liable for and shall pay to the Corporation, on an after-tax basis, an amount equal to all taxes, penalties and interest imposed, and all costs (plus interest of 15% per annum from the date such costs are incurred) incurred by the Corporation, as a result of the Corporation losing its REIT qualification (the "Indemnity"). For purposes of the preceding sentence, the amount of taxes shall include the taxes that would be payable if the Corporation, immediately after losing its REIT qualification, sold all of its properties for cash at their fair market value ("Built-In Gain Tax"), regardless of whether the Corporation actually engages in any such sales. Should the loss of REIT qualification occur as described above, then the Corporation may seek to have its qualification restored for the next taxable year, but shall not be required to do so. If the Corporation is unable to requalify for the succeeding year as a result of the prohibited share acquisitions, the Indemnity shall be applicable until the Corporation is again able to elect to be taxed as a REIT. Even if the Corporation is again able to elect to be taxed as a REIT, however, the Indemnity shall nevertheless include the full amount of the Built-In Gain Tax, even if the Corporation is allowed to pay any such taxes at the time any properties are sold during the ten-year period following the Corporation's requalification as a REIT. If more than one Person has acquired shares in excess of the Limit or is a Prior Owner who has improperly acquired additional shares after December 31,1986, prior to or at the time of the loss of REIT qualification, then all such Persons and Prior Owners, together with all legal entities which constitute any of them, shall be jointly and severally liable, with right of contribution, for the Indemnity. However, the foregoing sentence shall not require that the Corporation proceed against any one or several of such Persons or Prior Owners or the legal entities which constitute them.

     (7)  All   certificates   evidencing   ownership   of  shares  of  the
          Corporation shall bear a conspicuous legend describing the restrictions set forth in this Article. Stickers bearing such legend will be distributed to record holders of shares of the Corporation's Common Stock within 30 days after the effective date of this Article 11. Such stickers shall be affixed by the holders to the certificates evidencing ownership of their shares.

B.       (1)    If the Board of  Directors  or its  designees  shall at any time determine  in good faith that a  Record  Transfer  has  taken place  in  violation  of  A.(1)  or A.(3) or that a Person intends  to  acquire  or  has  attempted  to  acquire  Ownership of any  shares  of the  Corporation  in  violation of A.(1) or
                A.(3),  the Board of  Directors or its  designees shall  take such  action as it deems  advisable  to refuse to give  effect or to prevent such  transfer or  acquisition,  including but not limited to refusing to give effect to such  transfer  or
                acquisition on  the books  f  the   Corporation  or  instituting
                proceedings to enjoin such transfer or acquisition.

          (2) Any Person who acquires or attempts to acquire shares in violation of A.(1) or A.(3), or who becomes the Record Transferee of shares which, under A.(4), become Excess Shares in the hands of that Person, is obliged immediately to give written notice thereof to the Corporation and to give to the Corporation such other information as the Corporation may reasonably require of such Person (a) with respect to the Ownership of outstanding shares held directly or by attribution by such Person, and (b) such other information as may be necessary to determine the Corporation's status under the Code.

          (3) The Corporation has the right to request information similar to that described in (2) immediately above if it determines, in good faith, that a Person is attempting to acquire shares in violation of A.(1) and A.(3) or that a Record Transfer has been made which has resulted in Excess Shares.

C.        For the purpose of the determination to be made under this Article,

          (1) A Person shall be considered to "Own", be the "Owner" or have "Ownership" of shares if he is treated as owner of such shares for purposes of determining whether the Corporation satisfies the requirements imposed on REITs under Section 856(a)(6) of the Code.

          (2) "Person" includes an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501 (c)(17) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter which participates in a public offering of the Corporation's common stock for a period of seven days following the purchase by such underwriter of the Corporation's common stock. "Person" does not include an organization that qualifies under Section 501(c)(3) of the Code that is not a private foundation within the meaning of
               Section 509(a) of the Code.

          (3) "Market Price" for Excess Shares shall be the average of the high and low prices as reported on the New York Stock Exchange composite tape if the shares are listed or admitted for trading on the New York Stock Exchange, or as reported by The Nasdaq Stock Market if the shares are designated as national market system securities and are not listed or admitted for trading on the New York Stock Exchange, for the trading day immediately preceding the relevant date.

          (4) In the case of an ambiguity in the application of any of the provisions of (1) and (2) above, the Board of Directors or a committee thereof shall have the power to determine for purposes of this Article on the basis of information known to it (i) whether any Person Owns shares, (ii) whether any two or more individuals, corporations, partnerships, estates, trusts, associations or joint stock companies or other entities constitute a Person, and (iii) whether any of the entities of (ii) above constitute a group.

D. If any provision of this Article or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be
     affected  only  to  the   extent   necessary   to   comply   with  the
     determination of such court.

E. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT under the Code.

         IN WITNESS WHEREOF, Cousins Properties Incorporated has caused these Restated and Amended Articles of Incorporation to be executed, its corporate seal to be affixed, and its seal and execution thereof to be attested, all by its duly authorized officers this 5th day of May, 1997.


                                   COUSINS PROPERTIES INCORPORATED

[CORPORATE SEAL]
                                    By:    /s/ Daniel M. DuPree
                                           -----------------------
Attest                                     President


By:    /s/ Tom G. Charlesworth
       -----------------------
       Secretary